Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Third Quarter 2019 Results

(October 11, 2019) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2019 of $2,924,000, a $347,000, or 13.5% increase, from the $2,577,000 earned during the third quarter of 2018. Net income for the nine months ended September 30, 2019, was $8,616,000, a $1,092,000, or 14.5% increase, over the $7,524,000 earned for the same period in 2018. Basic and diluted earnings per share for the third quarter of 2019 were $0.51 compared to $0.45 for the same period in 2018. Year-to-date earnings per share were $1.51 in 2019 compared to $1.32 in 2018.

The Corporation’s net interest income (NII) increased by $813,000, or 9.6%, and $3,149,000, or 13.0%, for the three and nine months ended September 30, 2019, compared to the same periods in 2018. The increase in NII primarily resulted from an increase in interest and fees on loans of $1,344,000, or 18.8%, and $4,574,000, or 22.6%, for the three and nine months ended September 30, 2019, compared to the same periods in 2018. This increase was partially offset by an increase in interest expense of $429,000, or 49.2%, and $1,296,000, or 52.1%, for the three and nine months ended September 30, 2019, compared to the same periods in 2018.

The Corporation recorded $630,000 of provision expense in the third quarter of 2019, compared to $190,000 for the third quarter of 2018, and provision expense of $840,000 for the nine months ended September 30, 2019, compared to $470,000 for the year-to-date period in 2018. The allowance as a percentage of total loans was 1.28% as of September 30, 2019, compared to 1.26% as of September 30, 2018. The Corporation experienced higher levels of non-accrual loans, classified loans, and charged-off loans in the third quarter of 2019, requiring a larger provision.

Gains on the sale of securities for the three months ended September 30, 2019, were $49,000, compared to $7,000 for the three months ended September 30, 2018. For the nine months ended September 30, 2019, gains on securities transactions were $280,000, compared to gains of $26,000 for the same period in 2018, representing increases of $42,000 and $254,000, respectively. With market rates declining during the first nine months of 2019, management was able to sell securities at higher gains compared to the same periods in the prior year.

Gains on the sale of mortgages increased by $91,000, or 17.7%, and $268,000, or 24.3%, for the three and nine months ended September 30, 2019, compared to the prior year’s periods. Mortgage production was higher during the first nine months of 2019 compared to 2018, resulting in higher gains that were partially offset by lower valuations of new mortgage servicing assets due to the low interest rate environment.

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ENB FINANCIAL CORP

Total operating expenses increased minimally by $57,000, or 0.7%, and $505,000, or 2.1%, for the three and nine months ended September 30, 2019, compared to the same periods in 2018. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $30,000, or 0.6%, and $142,000, or 0.9%, for the three and nine months ended September 30, 2019, compared to the same periods in 2018. Benefit costs were higher for the three and nine months ended September 30, 2019, primarily due to higher health insurance costs. Other operating expenses were higher for both periods, driven primarily by increases in outside services, debit card processing, and provision for off balance sheet extensions of credit. For the nine months ended September 30, 2019, software expenses also contributed to higher operational expenses.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2019 were 1.02% and 10.22%, respectively, compared to 0.97% and 10.33% for the third quarter of 2018. For the nine months ended September 30, 2019, the Corporation’s annualized ROA was 1.03%, compared to 0.97% in 2018, while the ROE was 10.64%, compared to 10.28% in 2018.

As of September 30, 2019, the Corporation had total assets of $1.15 billion, up 7.9%; total stockholders’ equity of $115.6 million, up 16.6%; total deposits of $947.0 million, up 6.3%; and total loans of $738.1 million, up 10.5%, from the balances as of September 30, 2018.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	September 30,		%
Balance Sheet	2019	2018	Change

Securities	$305,091	$301,124	1.3%
Total loans	738,104	667,769	10.5%
Allowance for loan losses	9,474	8,428	12.4%
Total assets	1,145,998	1,062,195	7.9%
Deposits	946,991	890,926	6.3%
Total borrowings	79,989	69,435	15.2%
Stockholders' equity	115,637	99,202	16.6%

	Three Months Ended		Nine Months Ended
Income Statement	September 30,		September 30,
	2019	2018	2019	2018

Net interest income	$9,289	$8,476	$27,430	$24,281
Provision for Loan Losses	630	190	840	470
Noninterest income	2,943	2,787	8,249	8,795
Noninterest expense	8,128	8,071	24,627	24,122
Income before taxes	3,474	3,002	10,212	8,484
Provision for income taxes	550	425	1,596	960
Net Income	2,924	2,577	8,616	7,524

Per Share Data
Earnings per share	0.51	0.45	1.51	1.32
Dividends per share	0.155	0.145	0.46	0.43

Earnings Ratios
Returning on average assets (ROA)	1.02%	0.97%	1.03%	0.97%
Return on average stockholders equity (ROE)	10.22%	10.33%	10.64%	10.28%
Net Interest margin	3.55%	3.52%	3.57%	3.42%
Efficency ratio	65.73%	70.35%	68.46%	71.54%

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